Exhibit 10.7

To:	Todd Strubbe
From:	West Corporation Compensation Committee
Date:	February 21, 2011

Re:	Exhibit A

This Exhibit A for 2011 is entered into pursuant to your Employment Agreement.

1.	Your base salary will be $500,000.00.

2.	Effective January 1, 2011, you will be eligible to receive a bonus based on achieving the Unified Communications segment Net Operating Income before Corporate Allocations and Before Amortization at the rate outlined below.

Net Operating Income Before Corporate Allocations and Before Amortization	Rate
$0 - $411,622,000	0.0972%
Over $411,622,000	1.0%

A maximum of 75% of the pro-rata portion of the bonus may be advanced quarterly. If any portion of the bonus is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid no later than February 28, 2012. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of the bonus has been advanced in a previous quarter, “loss carry forward” will result and applied to the next quarterly or year-to-date be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonus which has been advanced exceeds the amount of bonus that otherwise would have been payable for 2011 (in the absence of advances) based on the performance during 2011, (or, in the case of your termination, based on the performance during 2011 and the projection for performance for the balance of 2011 as of your termination date), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the next quarterly or year-to-date calculation of bonus payable in subsequent periods, or (ii) be required to be paid back to the company upon such request.

3.	In addition, if West Corporation achieves its 2011 publicly stated EBITDA guidance, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4.	All objectives are based upon West Corporation and the Unified Communications segment operations, and will not include income derived from other mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.

5.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Todd Strubbe
Employee – Todd Strubbe